Exhibit 4.191

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT DATED APRIL 16, 2007 –WALENCIAK

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of June 9, 2011 (the “Effective Date”), by and between Nevada Geothermal Power Company, a Nevada corporation (the “Company”) and Max Walenciak (“Employee”), with reference to the following: THE ABOVE REFERENCED AGREEMENT IS AMENDED AS FOLLOWS:

1.	Clause 4.1(b) is restated with regards to accrued vacation per annum, i.e. the Employee may accrue up, but not exceeding, eight (8) weeks of paid vacation.

2.	Clause 4.1(c) which is amended as follows:

For the additional period up to December 31, 2011, the Company will pay $1,100.00 per month towards the cost of interim Reno rental accommodation. This interim Reno rental supplement shall be reviewed on an annual basis on the anniversary date of December 31.

3.	Clause 4.1(d) is amended by extending the period of time for reimbursement of moving expenses should the Employee find permanent accommodation in Reno, as contemplated in Clause 4.1(c).

4.

Clause 5.6(b) is amended in sub-paragraph (i) by replacing the words “six (6) months” by “twelve (12) months”; in sub-paragraph (ii) by replacing the words “six (6) equal payments” to “twelve (12) equal payments”; and in sub-paragraph (iii) by replacing “six (6) equal monthly payments” by “twelve (12) equal monthly payments”.

5.	Clause 5.6(f) is amended by replacing the words “twelve (12) months by “eighteen (18) months” and the words “twelve (12) equal monthly payments” to “eighteen (18) equal monthly payments”.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEVADA GEOTHERMAL POWER CO.
Per:
Brian Fairbank, President and CEO
SIGNED, SEALED and DELIVERED by	)
MAX WALENCIAK in the presence of:	)
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	)		Max Walenciak
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